Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129772, 333-84084 and 333-33616 on Form S-8 and Registration Statement No. 333-132334 on Form S-3 of our reports dated February, 26 2008, relating to the consolidated financial statements and financial statement schedules of Loews Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for defined benefit pension and other postretirement plans in 2006) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loews Corporation  for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

New York, New York
February 26, 2008